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                                     EXHIBIT 10.5


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                                 AMENDED AND RESTATED
                                    NON-NEGOTIABLE
                                         NOTE
$2,078,220.00
                                                          As of January 17, 1997
                                                                Atlanta, Georgia


    FOR VALUE RECEIVED, the undersigned, SCHERER HEALTHCARE, INC., a Delaware corporation (the "Maker"), promises to pay to the order of SCHERER CAPITAL COMPANY L.L.C., a Delaware limited liability company ("Holder"), the principal sum of TWO MILLION SEVENTY EIGHT THOUSAND TWO HUNDRED AND TWENTY DOLLARS ($2,078,220.00) and all interest accrued thereon, in lawful money of the United States of America in immediately available funds on December 1, 2001 (the "MATURITY DATE") and such other earlier dates provided in this note (the "NOTE").

    The Note is an amendment and restatement of an existing promissory note of Maker to Holder dated as of January 17, 1997 in original principal amount of $2,128,220.00. This Note is issued on the following terms, to which Holder agrees, and Maker, for itself and its successors, covenants and agrees as follows:

    1. OPTIONAL AND MANDATORY PAYMENTS. This Note may be prepaid in whole or in part at any time without premium or penalty. Maker shall make a payment to Holder of principal and interest in the amount of Forty Five Thousand Thirty Dollars ($45,030.00) on January 1, 1997 and Forty-Four Thousand Four Hundred Thirty-Seven Dollars ($44,437.00) on February 1, 1997, and thereafter shall make payments to Holder in fifty-six (56) equal consecutive monthly installments, each in the amount of Forty-Three Thousand Four Hundred Eight Dollars ($43,408.00) each payable on the 1st day of the calendar month (each such date being hereinafter referred to as an "INSTALLMENT DATE"), commencing February 1, 1997. The entire remaining outstanding principal balance hereunder, together with all accrued and unpaid interest thereon, shall be due and payable in full on the Maturity Date. Except as otherwise provided herein, each payment when paid shall be applied first to the payment of interest accrued on the unpaid principal and the residue thereof shall be credited on the principal.

    2. INTEREST PAYABLE ON THE NOTE. The entire unpaid principal of the Note shall bear interest from and after the date of the Note until payment or prepayment in full of the unpaid principal amount thereof at the floating rate of prime as published by SunTrust Bank of Atlanta. Such floating rate shall be adjusted quarterly on the first (1st) day of the calendar quarter, commencing April of 1997, using the prime rate in effect on the twenty-fifth (25th) day of the preceding calendar month. The initial interest rate shall be 8.25%. Interest on all amounts that are not paid within fifteen (15) days of the due date (whether by acceleration, prepayment, passage of time, or otherwise) shall bear interest for each day that such amounts are overdue at a rate of fourteen percent (14%) per annum (the "Default Rate).

    3. CHOICE OF LAW; COMPUTATIONS; BUSINESS DAYS. This Note has been executed and delivered in Atlanta, Georgia and shall be construed in accordance with and governed by the internal laws of the State of Georgia without references to principles of conflict of laws. Whenever any payment is to occur under this Note on a date which is not a Business Day, such payment shall be required to occur on the next succeeding Business Day and such extension shall be included in the computation of interest in connection with any such payment. For purposes of this Section, "BUSINESS DAY" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks in Atlanta, Georgia, are authorized or required by law to close.

    4. DEFENSES. The right to plead any and all statutes of limitations as a defense to demand hereunder is hereby waived to the extent permitted by law. The Maker, for itself and its successors and assigns, waives presentment, demand, protest and notice thereof or of dishonor, and waives the right to be released by reason of any extension of time or change in the terms of payment.

    5. EVENTS OF DEFAULT. If any one of the following events occurs and is continuing:

         (a) Maker fails to make any payment of principal and interest on this Note when due, which failure shall continue without cure for thirty (30) days after written notice of such failure has been delivered to Maker; or

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         (b)  in the event of any sale of substantially all of Maker's assets, the person or other entity acquiring substantially all of the assets of Maker fails to either (i) deliver to Holder, prior to the consummation of such asset purchase a certificate, signed by its Chief Executive Officer, agreeing to assume, upon the effectiveness of such consummation, the obligations of Maker under this Note; or (ii) pay to Holder the entire amount of the unpaid principal and interest due and owing under the Note; or

         (c)  Maker, pursuant to or within the meaning of any Bankruptcy Law:
    (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property (iv) makes a general assignment for the benefit of its creditors, or (v) generally is unable to pay its debts as the same become due; or

         (d) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Maker in an involuntary case, (ii) appoints a Custodian of the Maker for all or substantially all of its property, or (iii) orders the liquidation of the Maker, and the order or decree referred to in clauses (i) through (iii) hereof remains undismissed or unstayed for a period of sixty (60) days; or

         (e) An Event of Default shall occur under the Amended and Restated Stock Pledge Agreement, of even date herewith (the "Stock Pledge Agreement"), as provided in Section 4 of such Agreement;

then, and in any such event, the unpaid principal amount of this Note, together with accrued but unpaid interest thereon, shall become immediately due and payable, without presentment, diligence, demand, protest or other notice of any kind. The term "BANKRUPTCY LAW" means Title 11, United States Code or any similar federal or state law for the relief of debtors. The term "CUSTODIAN" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law. The term "sale of substantially all of Maker's assets" shall mean the sale of assets from which Maker derives 90 percent or more of its total revenues.

    Nothing contained herein shall prevent Maker from participating in any merger, consolidation or other business combination (whether or not Maker is the surviving entity) so long as the surviving entity in such merger, consolidation or business combination either (i) expressly assumes all of the obligations of Maker contained hereunder, including, without limitation, the obligation to deliver the certificate referred to in clause (b) of the preceding paragraph; or
(ii) pays to Holder the entire amount of the unpaid principal and interest due and owing under the Note.

    6.   SUBORDINATION.

         (a)  Certain defined terms.  For purposes hereof:


                        (i) "Senior Indebtedness" means (1) all future and past indebtedness, liabilities and obligations of Maker (A) for money borrowed, including, without limitation, all principal, interest (including, without limitation, any interest accruing after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of Maker), premium upon prepayment and related fees and expenses, and (B) in respect of any guarantees of the indebtedness, liabilities and obligations described in the preceding clause
              (A); and (2) all future and past deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any of the foregoing; PROVIDED, HOWEVER, that the term "Senior Indebtedness" shall not include any indebtedness, liabilities or obligations of Maker which are owed to any Related Party. For purposes hereof, the term "Related Party" means any trade creditor or wholly-owned subsidiary of Maker, or any corporation, partnership or other person or entity controlling, or under common control with Maker or any officer or director of Maker.

                        (ii) "Subordinated Indebtedness" means, following the
              occurrence of an Event of Default and foreclosure on the collateral pledged pursuant to the Stock Pledge Agreement, (1) the outstanding balance of any deficiency on the indebtedness, liabilities and obligations of Maker arising under, or evidenced by, this Note and the Stock

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              Pledge Agreement, whether for the payment of principal, interest, premium or otherwise, and including, without limitation, all obligations of Maker (A) to pay interest accruing on the Note after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of maker or (B) to make any prepayments under the Note or to make any payments on account of any repurchase or other acquisition of the Note; and (ii) all deferrals, renewals, extensions and refundings of, or amendments, modification or supplements to, any of the foregoing.

              (b) Subordination. Following the occurrence of an Event of Default and foreclosure of the collateral pledged pursuant to the Stock Pledge Agreement, the Subordinated Indebtedness shall at all times be wholly subordinate and junior to the Senior Indebtedness.

    7. STOCK PLEDGE AGREEMENT. The indebtedness evidenced by this Note and the obligations created herein are secured by the Stock Pledge Agreement, the terms and conditions of which are hereby incorporated herein by this reference.

    8. ATTORNEYS FEES; REMEDIES. If this Note is placed in the hands of an attorney for collection, or if collected by suit or through probate, bankruptcy, or other court proceedings, the undersigned agrees to pay Holder reasonable costs of such collection, including reasonable attorney's fees. No delay or failure by Holder in the exercise of any right or remedy shall constitute a waiver thereof, and no single or partial exercise by the holder hereof of any right or remedy shall preclude other or future exercise thereof or the exercise or any other right or remedy.

    9. USURY LIMITATION. Notwithstanding anything herein to the contrary, in no event shall any interest be payable under this Note which exceeds the maximum amount permitted by applicable law.

    10.  EFFECTIVE DATE.  The effective date of this Note shall be December 1,
1996.

    11. ASSIGNABILITY. This Note shall not be assigned, pledged or otherwise transferred by the Holder hereof except (i) to Robert P. Scherer, III, Mark C. Scherer, Stephen M. Scherer, Leslie Scherer Reeves or to any Holder's father, mother, sisters, brothers, spouse or children or (ii) with the prior written consent of Maker.

    12. NEGOTIABILITY. This Note does not constitute a negotiable instrument governed by O.C.G.A. Section 11-3-101 ET. SEQ.

    [13. TIME.  Time is of the essence of this Note.

    14. INTENT OF PARTIES. Except as expressly modified and amended as herein provided, the Note and the Pledge Agreement are and shall remain in full force and effect. This Agreement is not intended to be nor shall it constitute a novation of the Pledge Agreement or the indebtedness secured thereby. Maker hereby ratifies, confirms and approves the Note and the Pledge Agreement as modified herein, and agrees that the same constitute valid and binding agreements of Maker, enforceable by Holder in accordance with their terms.

    IN WITNESS WHEREOF, this Note has been duly executed and the Maker has affixed its seal hereto, all of the day and year first set forth above.

         "Maker"

         SCHERER HEALTHCARE, INC.

         By:    /S/ROBERT P. SCHERER, JR.
              ---------------------------
              Name:     Robert P. Scherer, Jr.
              Title:    Chairman and CEO

              [(Corporate Seal)]